Dated February 23, 2007

Filed Pursuant to Rule 433

Registration Statement No. 333-132201


Toyota Motor Credit Corporation

Structure:
1 Year MTN FRN

Pricing Date:
February 23, 2007

Interest Accrual Date:
March 12, 2007

Settlement Date (T+11):
March 12, 2007

Maturity Date:
March 13, 2008

Ratings:
Aaa/AAA

Cusip:
89233PC95

Form of Note:
Registered MTN

Bond Transaction Details


Principal Amount:
$152,000,000

Reference Index:
1 year Constant Maturity Treasury Rate as quoted on
Bloomberg H15T1Y <index> "CMT" or Telerate Page
7051 (or its successor page)

Reoffer Spread:
+32 bps

Reoffer Price:
100.000%

Sales:
Fixed Price Reoffer

Reference Index Determination Date:
Two Business Days prior to Interest Reset Date

Interest Pay Frequency:
Monthly

First Payment Date:
April 12, 2007

Interest Payment Dates:
Monthly on the 12th of each month, commencing on April 12, 2007, except the last period payment, which will be made on the Maturity Date (long final period)

Day Count:
30/ 360

Day Count Convention:
Following, unadjusted

Interest Reset Date:
Each Interest Payment Date

Payment Days for Payment and Reset:
New York

Law:
New York

Minimum Denominations:
$100,000 x 1,000

Agent:
Merrill Lynch

DTC Number:
161

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was
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